Exhibit 10.3
RealPage 2016
Management Incentive Plan

Participant	EMPLOYEE NAME	Division	DIVISION
Target Award % (1)	PERCENTAGE	Eligibility Date:	DATE

Criteria	Weight	Target
Corporate Revenue	XX%	Each criterion has a target, a minimum, and a maximum. The target pays out at 100%. The minimum is 0% and the maximum is 200%.
Corporate EBITDA	XX%
Divisional Revenue	XX%
Divisional Profit	XX%
Individual Performance (4)	XX%	See Below

(1)	Target Award % represents the percentage of base salary earned during the eligible portion of the year which is achieved at target.
(2)
Corporate Revenue and EBITDA objectives are confidential and will not be disclosed until year end results are released. Divisional revenue and profit objectives may be disclosed, but should be kept strictly confidential.

(3)
Targets (including minimums and maximums) and awards may be adjusted by the compensation committee based on (i) risk assessment inherent in the target and (ii) special circumstances that were not anticipated when the targets were established.

(4)	Achievement of strategic goals and initiatives identified in the individual’s MIP plan as well as individual performance ratings and rankings will be used in the calculation of the individual rating.
The 2016 RealPage Management Incentive Plan (“MIP”) is intended to reward mid-level and senior managers with bonus compensation based on the achievement of corporate, group, departmental and individual objectives. To be eligible to earn bonus awards under this plan, a participant must:

i.	be a regular, full time employee for at lease 3 months during 2016;
ii.	be a regular, full-time employee on the date of payment of each award;
iii.	be a senior manager grade E13 or above;
iv.	not be on another incentive plan; and
v.	achieve an individual performance rating above 3.5.
In addition, to be eligible to receive a bonus, minimum 2016 Revenue and EBITDA objectives for the Company must be met.
So long as the individual is employed at least 3 months during 2016, a new manager will be eligible to participate in the MIP beginning the first full month after the individual’s date of hire or promotion. Bonus awards will be prorated for the period of time the participant is a member of the plan; e.g., the bonus for a qualified manager hired on June 23rd would be prorated by 50%. Determination of how much is awarded to each participant is a function of up to five criteria. Achievement of objectives and goals will be determined by the Compensation Committee of the Board of Directors after considering recommendations made by the President. Possible ratings range from 0% to 200% for each category. Awards will be made when declared in cash less required taxes and withholdings.
Example
Assume annual base salary earned during the year for a manager is $100K. The target award for this individual is 20% of base salary. Participant in the plan is based on the following weightings:

Corporate Revenue	15%
Corporate EBITDA	10%
Divisional Revenue	30%
Divisional Profit	20%
Individual Performance	25%
The compensation committee of the Board of Directors determines corporate revenue is 150%. EBITDA achievement is also 150%. The division achieves both its revenue and profit goals at a 100% level. The employee’s individual performance achievement was worth 125% of the individual target. The bonus award for this individual would be computed as follows:

(1) Bonus based on corporate revenue achievement	=	$100,000	* .2 * .15 * 1.50	=	$4,500
(2) Bonus based on corporate EBITDA achievement	=	$100,000	* .2 * .10 * 1.50	=	$3,000
(3) Bonus based on divisional revenue achievement	=	$100,000	* .2 * .30 * 1.00	=	$6,000
(4) Bonus based on divisional profit achievement	=	$100,000	* .2 * .20 * 1.00	=	$4,000
(5) Bonus based on individual goals and initiatives	=	$100,000	* .2 * .25 * 1.25	=	$6,250

Total Award					$23,750

Additional Terms and Conditions:

All payments under the Management Incentive Plan shall be subject to standard withholding policies of the Company, including, without limitation, withholding for Federal Income Tax, FICA, Medicare, etc.
The Management Incentive Plan may be modified or terminated from time to time or at any time by the Company or the Compensation Committee.
Unless provided otherwise a written employment agreement executed by the participant and an authorized representative of the Company, all participants in the Management Incentive Plan are employed “at will” and may be terminated at any time, at the sole discretion of the Company. The Management Incentive Plan does not constitute an employment agreement, nor does it constitute a guarantee of continued employment.
A participant must be employed by the Company as a regular full-time employee on the date of any payment under the Management Incentive Plan.
This Management Incentive Plan is only effective for calendar year 2016.
By executing this Management Incentive Plan, the undersigned acknowledges that (s)he has read the Management Incentive Plan, understands the Management Incentive Plan and agrees to be bound by the provisions of the Management Incentive Plan.

Employee Name

DATE